Exhibit 99.2

OMNICELL, INC., #11057927

Omnicell 1st Quarter 2006 Financial Results

April 20, 2006, 4:30 p.m. ET

Chairperson:  Robert Seim

Operator:

Thank you for standing by ladies and gentlemen. Good afternoon and welcome to Omnicell’s 1st Quarter 2006 Financial Results Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, you may press the * followed by the 0 on your pushbutton phone. As a reminder, this conference is being recorded today, Thursday, the 20th of April, 2006. I would now like to turn the conference over to Rob Seim. Please go ahead sir.

Robert Seim:	Thank you. Good afternoon. This is Rob Seim, Chief Financial Officer of Omnicell. With me today is Randall Lipps, Omnicell’s President and CEO.

Thank you for joining us today for Omnicell’s 1st Quarter 2006 Financial Results Conference Call. You can find Omnicell’s 1st Quarter Results Press Release in our ‘Investor Relations’ section of our website at www.omnicell.com.

This conference call is the property of Omnicell, Inc., and any taping, other duplication, or rebroadcast without the express written consent of Omnicell is prohibited. This call will include forward-looking statements subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed description of the risks that impact these forward-looking statements, please refer to the information under the heading ‘Management’s Discussion and Analysis of Financial Conditions and Results of Operations’ and under the heading ‘Risk Factors’ in Omnicell’s Annual Report on Form 10k filed with the SEC on March 16, 2006 as well as other filings with the SEC. Please be aware that you should not place undue reliance on any forward-looking statements made today.

The date of this conference call is April 20, 2006, and all forward-looking statements made on this call are made based on Omnicell’s beliefs as of this date only. Future events or simply the passage of time may cause these beliefs to change.

For the call today, I will start with an overview of the financial results for the quarter followed by Randy, who will talk about some of the quarter’s business highlights. I will then provide some updated guidance for 2006, and after that, we will open the call for your questions. So, now for the Q1 results.

Q1 was a very solid quarter for Omnicell. The quarter was the fourth quarter in a row that we’ve experienced a positive book-to-bill ratio driving an increase in our backlog.

During the first quarter, the company added another 7 million to our product backlog. Our ending backlog now totals 77 million. We are very happy with the order rate given the usual seasonal weakness of Q1.

We continue to enjoy some large orders associated with our IDN wins announced in previous quarters, and we also experienced a strong order rate across the rest of our customer base. In addition, we continue to add new accounts; 30 percent of our bookings were from competitive wins and customers installing automation for the first time or accounts that we called ‘Greenfield Accounts.’ Like last quarter, about half of those bookings were from competitive wins, and about half were Greenfield.

The bulk of our backlog is scheduled for Q2 ‘06 and Q3 ‘06, but some of our customers have requested installation dates that are in later quarters. Our Operations Team works very closely with our customers to schedule installations at their desired timing, and we maintain the capability to perform installations on short notice. Most of our customers, especially the new customers, require a longer, carefully planned and carefully executed installation. We feel our backlog level is appropriate for our market, and it provides us with visibility to run our operations efficiently. It also gives us an opportunity to work with our larger customers well in advance to insure installation slots and plan the rollout across their network.

In Q1, our largest 10 deals made up greater than 40 percent of the bookings. We are pleased with our order rate, but we are also very pleased with the mix of our orders. Our booking rates are growing across our product lines. Year-to-year, we saw strength in medication, supply, and central pharmacy products, and our new accounts are purchasing products from the whole spectrum of our product line. So, entering 2006, we feel we have a very strong product lineup, and we believe we are very well positioned to take advantage of the current market opportunities.

Now, I’d like to discuss our first quarter financial performance, but before I do, I’d like to remind everyone that Omnicell has adopted Financial Accounting Standard 123, revised, this quarter, which we’ll refer to as FAS123R during the rest of the call. It was adopted using the modified perspective method. Under this accounting standard, the estimated future value of employee stock options and our employee stock purchase plan is treated as an expense. The accounting pronouncement is applied prospectively meaning there is no impact to prior periods. Internally, in addition to GAAP financial statements, we use financial statements that do not include stock-based compensation expense related to employee stock options and employee stock purchases, and we feel it’s useful to investors to understand the stock compensation expenses associated with the implementation of FAS123R and non-GAAP results excluding these expenses. I will first discuss our GAAP performance. Then, I will discuss our non-GAAP financial performance without the affects of FAS123R.

Revenue for the first quarter of fiscal 2006 was $33.9 million, up 18 percent year-over-year and up 1 percent from the fourth quarter of 2005. On a GAAP basis, gross margin was 54.4 percent, and that included 269,000 associated with FAS123R stock compensation expense.

Operating expenses were 17.6 million, including 1.5 million of stock compensation expenses.

Debt earnings were 1.1 million or $.04 per share.

Now, I’d like to cover our non-GAAP results excluding the stock compensation expense associated with FAS123R. I will be making year-over-year comparisons to the reported non-GAAP results of Q1 2005, which excluded 3.2 million of one-time charges. The full reconciliation of our GAAP and non-GAAP results is included in our press release.

Let me start with gross margins. Excluding the $269,000 charge associated with stock compensation expense that was applied to COGS, our non-GAAP gross margin for the first quarter of 2006 was 55.2 percent, up from non-GAAP gross margin of 53.8 percent reported for the first quarter of 2005, and that excluded the one-time write off of Sure-Med excess inventory totaling 1.1 million.

Non-GAAP gross margin for the first quarter of 2006 was flat from Q4 ‘05. Although the reported gross margins are flat quarter-to-quarter, there are some significant offsetting variances that I’d like to discuss.

First, there has been a shift of expenses from the operating expense line to the cost of goods sold line of our income statement. This has occurred because the transition to linearity of installations has allowed our Operations Team to focus most of their time on post-sales installation and less time on presales activities. Correspondingly, our service staff is spending more of its time directly involved in supporting our maintenance contracts.

We reassessed the effort spent on installation activities annually and adjust our departmental charging accordingly, and this assessment, together with a more refined system of direct charging, has decreased the gross margin by 3 points overall from Q4 ‘05. This direct charging affects service margins to a greater extent than product margins. What I would like to point out is that this change is directly offset by a decrease in operating expenses. It does not represent an increase in our overall spending levels nor is it a decrease in our overall profit. However, the direct charging method that we are now utilizing should give us less variability in our gross margins going forward.

Now, offsetting the margin decrease associated with this direct charging change are fundamental improvements in our gross margins.

First, our product material margins have improved slighting through our focus on material cost improvements. We’ve seen improvements from our vendor sourcing strategy, and we look forward to more cost reductions in this area.

Our efforts at establishing installation linearity in our business within each quarter and installing on our customer’s schedule have provided additional cost efficiencies in manufacturing overheads, in re-work costs, in scrap, in inventory losses, in installation materials, and in shipping charges, and all of that together improved gross margins 3 points this quarter.

We had a very good quarter in these areas, and we plan to continue our focus on maintaining the cost efficiencies that we’ve attained thus far.

Our non-GAAP operating expenses, excluding FAS123R, were 16.2 million, down 11 percent from our 2005 first quarter non-GAAP operating expenses, which excluded 2.1 million of one-time charges.

Non-GAAP operating expenses are down .4 million from Q4 ‘05. Now, as I previously mentioned, quarter-to-quarter, there was a shift of operating expenses to cost of goods sold associated with the direct charging of our operations’ installation activity, and that totaled 1.1 million. This shift was partially offset by severance costs, higher than normal accounting fees, and prototype expenses totaling .7 million.

Our non-GAAP net income, excluding stock-based compensation expense associated with FAS123R, was 2.9 million or $.10 per share, and that’s $.02 above the analyst’s consensus. This compares with non-GAAP loss of 2.6 million or a loss of $.10 per share in the first quarter of last year excluding 3.2 million of one-time charges. Our Q1 2006 non-GAAP net income is up from 2.2 million or $.08 per share in Q4 ‘05.

On the balance sheet, cash and short-term investments are at 33.9 million, an increase of 4.3 million from Q4 ‘05 and an increase of 7.6 million from Q1 a year ago.

I’m very happy with the improved rate of collections that we made during the quarter, and the quality of the receivables has also improved with aged accounts sharply down.

Our DSO has improved from 81 to 79 days. Half quarter shifts from leasing to purchase customers and shipments against our backlog that are (INAUDIBLE) for installation have kept the overall accounts receivable balance roughly flat at 29 million.

Inventories of 12.2 million showed improvement declining 1.6 million from Q4 ‘05 to Q1 ‘06. Inventories also declined 3.1 million from year ago levels primarily due to the efficiencies of linearity and better visibility to material requirements.

With that, I’ll turn it over to Randy to provide an update on the business.

Randy Lipps:

Thanks Rob and thanks for joining us today. Well, I’m very pleased with our results this quarter. Growing backlog again in our seasonally weakest quarter shows the strength of our product line in the marketplace. Operating our business in a linear fashion throughout quarter continues to drive benefits to Omnicell, our shareholders, and our customers. We are demonstrating yet again that our business can be predictable, and with the strengths of our new customers, we are showing that high-quality products and superior installation and support services win in the marketplace. Our product offerings have remained strong, and we are gaining customer momentum with our recent announcements. Let me take a few minutes to comment on some of the recent news regarding personnel moves at the company.

I’m very pleased that Renee Luhr has accepted the position of Vice President of Sales. Renee steps into this position after leading Omnicell’s Corporate Sales Team for the past 3 years bringing the firsthand customer experience a person only gets from managing deals such as Catholic Healthcare West and Advocate Healthcare. Renee brings over 20 years of experience in healthcare sales to the position, and we look forward to Renee’s leadership and perspective in the quarters to come.

Backfilling Renee’s position in Corporate Sales and reporting to her is Gary Robinson who has been with Omnicell for 11 years and most recently was our VP of International Sales. Like Renee, Gary brings continuity of experience with Omnicell.

I would also like to take a moment to thank Gary Wright for his more than 10 years of service to Omnicell and for his contributions in establishing our international business and growing our domestic sales organization. It is a tribute to his leadership and team building that we have the bench strength inside Omnicell to fill both the VP of Sales position and the Corporate Sales position. Gary made a great impact for the development of our company, and we wish him all the best in his new endeavors.

As part of Gary Wright’s transition of responsibilities, marketing will report to Brian Rodli, our Chief Strategy Officer. These changes, as well as the executive appointments we announced last quarter, have been done with a common theme of bringing in executives with the experience to manage continued growth in our company. I see Omnicell as being very well positioned to take advantage of a long-term growth cycle in our markets, and I believe that I’ve brought in, from both internal and external sources, a group of seasoned executives that will fully take advantage of the opportunity in front of them.

Speaking of opportunities, let me say a few words about a number of positive market developments that took place during the quarter.

First, in January, we were pleased to announce that Novation, one of the largest group purchasing organizations in the U.S., had awarded a 3-year contract to Omnicell. This announcement was particularly significant because Omnicell was the only company awarded a contract for its entire automation product portfolio.

Second, in mid-February, we issued press releases on the positive experiences of two of our customers who are using some of our most advanced solutions. Jeff Anderson Regional Medical Center, a hospital in Meridian, Mississippi, shared how our unique Point-to-Point Medication Safety Solution, the integration of our OmniRx Medication System and our SafetyMed RN Bedside System, has really benefited nurses. Also, the University of Maryland Medical Center reported that our Anesthesia Workstation has significantly improved billing accuracy and work flow in that facility’s 31 operating rooms.

And third, last month, Overlake Hospital Medical Center in Bellevue, Washington, announced that it had selected and is implementing our SafetyMed RN Bedside Solution. This announcement was especially significant because of Overlake’s status as a leading high-tech hospital and the interdisciplinary and comprehensive nature of Overlake’s evaluation process involving representatives from pharmacy, nursing, and information systems.

I think all of these customer wins underscore the reputation for quality and ease of installation that Omnicell’s products carry, and that reputation is substantiated even further by the recent results published by MD Buyline. MD Buyline is an independent third-party market intelligence firm that collects user satisfaction data for approximately 3,200 hospitals. In their most recent report published April 1, 2006, Omnicell had the highest user satisfaction ratings overall and the highest rating in all of the 6 specific categories surveyed by MD Buyline covering system performance, installation and training, and customer support. Omnicell’s high ratings are no surprise, because we are focused on making our installation experience the best in the healthcare industry, and we’ve focused on making our products easy to use. We have a great list of product features like OmniDispenser, our unique single-dose medication dispensing module; our guiding light technology; our touch-and-go biometric fingerprint reading security feature; our flexibility in our report writing; our clinical pharmacology drug information database integration; and our vSuite proactive remote monitoring service. All of these differentiate us in a substantial way, and the MD Buyline report is evidence that customers recognize these product features as well as our Service and Installation Team’s focus on customer satisfaction.

And finally, let me just comment about the overall strengths of the business as we complete our first quarter of 2006.

As we’ve seen with the strengths in orders from the last four quarters and the major IDN wins we’ve announced, demand for our products is strong and in head-to-head competition from these long-term sole-source awards. Hospitals are choosing Omnicell. Our product offerings have never been more robust and better positioned competitively, and as you can see from the continued contribution from Greenfield Accounts we are winning, even hospitals that have deferred investment in automation products are now moving forward. It’s rare when we lose one of our accounts, and we believe we are gaining market share. I am very pleased with our competitive position, and we are not stopping here. We are going to continue to focus our efforts on maximizing the quality of the customer experience in dealing with Omnicell, and we are making it our highest priority, and we plan to invest in customer-facing staff to continue to improve the customer experience. With Rene Luhr’s appointment, we’ve rounded out the management team to provide the depth we need to continue to make operational improvements and grow our business, and we continue to be the only company in the marketplace focused exclusively on medication and supply chain automation. I’m extremely excited about the health and the future of our company.

With that, let me turn it back over to Rob. Rob.

Robert Seim:	Thank you Randy and now for our guidance.

As we move into Q2 ‘06, our top priority continues to be working with our customers to understand their requirements and exceed them, whether it be in the installation experience, in product features, or in customer service.

The major IDNs we’ve won in the last several quarters have contributed to our gross in backlog, and we are working closely with them to schedule their installations and rollout Omnicell products across their networks, and these installations will continue provide a solid base of business for a number of quarters going forward.

As we’ve said for the last several quarters, entering Q2 ‘06, we had full visibility of the installations that we need to complete in the quarter to achieve our revenue goals. We also have excellent visibility to Q3 installations, and we manage our installation resources to provide the capability to install new orders to customers who need a quick installation. It is our goal to maintain this flexibility to meet our customers’ requirements.

We did enjoy improved operating margins beyond our previous guidance for Q1 due to a slower spending ramp than anticipated and efficiencies that we gained from linearity, but as Randy mentioned, we do plan to invest in our staff to assure that we continue to meet the customers’ needs.

For Q2 ‘06, we expect 3 to 4 percent revenue growth sequentially.

For the full year, we had previously guided to a 16 to 18 percent revenue growth year-to-year and non-GAAP EPS, excluding stock-compensation expense, in the mid to high $.30 range. Now, we expect higher revenue and higher earnings. We now expect revenues to grow 19 to 21 percent year-over-year and non-GAAP profit to be $.44 to $.48 per share, excluding expenses of stock options and the employee stock purchase plan associated with the adoption of FAS123R.

With that, we’ll open up the discussion to your questions.

Operator:

Thank you sir. Ladies and gentlemen, at this time, we will begin the question and answer session. If you do have a question, please press the * followed by the 1 on your pushbutton phone. Once you have made that choice, if you decide that you would like to remove yourself from the polling process, you may press *2 to do that. You will hear a 3-tone prompt acknowledging your selection in either case. Questions will be polled in the order they are received. As a reminder, if you are using speaker equipment to listen to the conference, in most cases, you will need to lift the handset before pressing those numbers.

Glenn Garmont has the first question. Please respond with your company name followed by your question.

Glenn Garmont:

Thanks. Good afternoon. I’m with First Albany Capital. Just real quick, it was a great looking quarter. Backlog, guys, stands at about 3 – almost 3 quarters’ worth of product revenue. Just thinking about that on a go-forward basis, have we sort of – modeling this out going forward, have we seen the peak? How much larger can the backlog get with respect to – in relation to product revenues? Thanks.

Randy Lipps:

Yes. Thanks Glenn. I think the key is that we are really focused on the customer experience, and what’s a little misleading about backlog is that you can just kind of add it up and say, “Oh. Well, that’s 3 quarters of backlog,” but as we stated in the call, we’ve got the next couple of quarters scheduled out, and then, after that, we’ve got the next 2 quarters scheduled out with some of that backlog. So, it doesn’t – it didn’t all stack up end-to-end, and so, kind of based on that schedule, that’s the reason that we changed the guidance and look forward to that. So, again, our customer satisfaction is the most important thing here, and if our customers want to go fast, we figure out how to do it, but we want to have a quality experience. So, we’re comfortable with where we are today.

Glenn Garmont:	Okay great. Thanks Randy.

Randy Lipps:	You bet.

Operator:	All right. Thank you. Gene Mannheimer is next. Please state your company name followed by your question.

Gene Mannheimer:

Thank you; Caris and Company. Terrific job guys, and that’s some great guidance too. My first question relates to the Novation statement you made Randy. Can you talk a little bit about how many hospitals are in that opportunity and of those how many currently are using automation?

Randy Lipps:

Well, I don’t know the specifics on Novation, but the key for that win was, because we’ve had a Novation agreement before, that our full line of products suite, which I think if you curtail it to each one individually in a group it’s about 6 or 7, we won every one of those. For their supply chain, medication systems, or bedside, we won all of those, which is really a testament to the unique nature of the product sets that we offer, and it allows us to go to our Novation accounts and say, “Look. After the careful study of this group, we’re the only ones that really can meet all of your needs in these areas.” Novation, I believe, is the first or second largest group purchasing organization in the country with, I believe, close to 1,800 hospitals, but we don’t typically give the exact breakdown of how many we have and how many we don’t.

Gene Mannheimer:	Okay, and did you say that’s an exclusive?

Randy Lipps:

That is not an exclusive. The only key there was that we were able to win all 6 segments that we had products in. We won all 6 of them. We were the only vendor to win in all of these segments that were offered by this contract.

Gene Mannheimer:	Okay, and in the backlog number, 77 million, can you break out for us how much of that is CHW and Advocate?

Robert Seim:	We don’t breakout and give details in the backlog. The CHW and Advocate were large deals for us, and there are still installations going forward associated with them.

Gene Mannheimer:	So, is it fair to think about it as maybe 3, 4, 5 years down the road they’ll continue to be a part of backlog?

Randy Lipps:

I think the key is that they have placed some orders, and we are in the process of installing. They have more orders to place, and it isn’t just a 1 or 2 quarter phenomenon. It’s going to be stretched out over several quarters, and then, there are additional orders after that, and some hospitals aren’t even lined up for 18 months or more to get the product just because of some of the timing issues in some of those places. So, it’s –

these large IDNs don’t – they do get stretched out over several quarters and years.

Gene Mannheimer:	Okay thanks, and final question; can you talk about the ratio of purchases versus leases throughout the quarter and how that stacks up historically?

Robert Seim:

Well, here again, we haven’t broken down our revenues through the quarter on that. Our lease business continues to be strong, and these are big capital equipment purchases, and most customers are looking to lease it in some way.

Gene Mannheimer:	Okay. Thank you Rob. Thank you Randy.

Randy Lipps:	Thanks Gene.

Operator:	Thank you sir. Mr. Len Podolsky please state your company name followed by your question.

Len Podolsky:

Hi. This is Len Podolsky with Piper. I’m filling in for Shawn Weiland. Just a couple of broad questions; first, congratulations on the great quarter and the guidance, but could you give some more detail on what’s going on with Advocate and Catholic Healthcare West? Are you penetrating further into those IDNs and how that’s going?

Randy Lipps:

Just to follow on Gene’s question, those are full-source agreements. Catholic Healthcare West has around 40 hospitals and about 7,000 beds, and I believe Advocate Healthcare has around 10,000 – I’m sorry – about 3,500 beds, about 10 hospitals, and we are progressing through those initial installs in mostly some of the larger institutions as they were geared up to go, but we are just starting the installation process. We haven’t exhausted initial orders, but as I said, they’ll be stretched out over the next few quarters.

Len Podolsky:	Okay, and then, regarding the Greenfield Accounts, who are you typically going up against?

Randy Lipps:	Well, our typical competitors, which I think we’ve stated before, would (INAUDIBLE) and (INAUDIBLE).

Len Podolsky:	Have you seen any changes in that respect I guess is what I’m trying to get at?

Randy Lipps:	No.

Len Podolsky:	Okay. All right. Thanks.

Operator:	All right. Thank you sir. Julian Allen you have the next question. Please state your company name followed by your question.

Julian Allen:

Hi guys. Good afternoon. I’m Julian Allen with Cannell Capital. I have 3 quick questions. The first; on an accounting issue, your other (INAUDIBLE) accounts on the balance sheet increased from 8.8 million at December 31 to about 13 million. Could you tell us what’s in that number?

Robert Seim:

Sure. There are a number of the leases that we keep in-house, mostly leases associated with government institutions, and during the quarter, we consummated several of those leases, and so, the long-term portion of them shows up on the balance sheet in that category.

Julian Allen:	So, you don’t sell those off to a third party?

Robert Seim:	We do not.

Julian Allen:	Okay. Second question; from a higher level strategic perspective, do you have a sense of how penetrated the target markets are with respect to automation solutions?

Randy Lipps:

I think there have been several surveys on that, and I believe we’ve commented in the past that about 60 percent of the hospitals at least have some type of automation. It may even be higher than that; 70, but generally, it can only be just one unit, and that goes for our accounts and our competitive accounts. We see more penetration at the larger institutions; medium size, probably only about half penetrated; and really small accounts are even less than that. So, there’s quite a bit of upside in just the Greenfield Accounts that are left out there because of the pressure on the regulatory environment to get a control on the medication use process, and probably even more significant is that there is a lot of penetration – most of our accounts that we already own today are only about 1/3 to 40 percent penetrated. So, they could easily double in size in what they have today. The other thing is, generally, the technology kind of moves at least every 5 years. Most people upgrade or rotate out technology. So, you’ve got sort of people buying for the second and third time. You’ve got new accounts buying for the first time, and we have competitive swaps. So, when you add all those three together, they add up to a nice growth story for us.

Julian Allen:	Third question; can you comment on any thoughts you may have with respect to acquisitions or what, if you were to pursue acquisitions, what capabilities or regions would you be looking to cover?

Randy Lipps:

I think, for the most part, acquisitions are something that we would just focus on the things that would plug and play off of our platforms, and I think we do have some new segments that we’re working on within the company, acquisitions that we’ve made over the past year, that we want to continue to work on, and I think those are sort of the primary focus at this point, but if there were opportunistic accretive acquisitions out there that made sense that plugged off our platform, we would certainly look at those.

Julian Allen:	Okay. Thank you. My last question is can you comment again, at a high level, how far are you in plans to outsource production to third parties or indeed to Asia?

Randy Lipps:	We have outsourced some of our component production to Asia, and we are constantly revisiting our sourcing strategies. So, at this point, we’ve completed the component fees, and that’s where we stand.

Julian Allen:	Is it fair to say that’s still a work in process?

Randy Lipps:	I’d say that sir.

Julian Allen:	Okay great. Thanks very much.

Operator:	Thank you. Shawn Boyd has the next question. Please state your company name followed by your question.

Shawn Boyd:	Hi. This is Shawn Boyd from Westcliff. Congratulations gentlemen.

Randy Lipps:	Thank you.

Shawn Boyd:	I have a couple of questions. I came – the call was fading in and out. If you could, can you go back and just give me the product and service gross margins without (INAUDIBLE) for the options expense?

Robert Seim:	The total amount that hit the gross margin line from the options expense was 269,000.

Shawn Boyd:	Right.

Robert Seim:	I don’t have right in front of me the split between products and service. So, I’ll have to get back to you with that.

Shawn Boyd:	Okay. So, going back to your point in terms of the flip-flop in expenses that went from operating expenses to cost of goods sold, can you just go through that one more time?

Robert Seim:	Sure.

Shawn Boyd:	I apologize. I just – I lost the call temporarily.

Robert Seim:

No problem, and the net of the situation is this; we had previously charged all of our installation expense and our service expenses into OpEx, and then, we reallocated back into costs based on our rate, and that rate was based on units or production.

Shawn Boyd:	All right.

Robert Seim:

What we’ve changed is that we’ve gone to a more direct charging method, and then, in addition to that, we found, in our annual assessment, that more of our Installation Team’s activity and our Service Team’s activity is involved is post-sales activity as opposed to presales activity. That’s directly related to us getting out of the “turns” business and operating more out of backlog, and so, more of their expense, although their expense is fairly much the same, more of their expense is going into the COGS line, and less is going into the OpEx line.

Shawn Boyd:

I see. So, in terms of the margins going forward, on the service side, are we thinking about kind of a lower – a low 60s gross margin on that at this point then? Where does that settle us out then in terms of a going-forward basis?

Robert Seim:

Well, we actually don’t give guidance on our gross margins, overall or on a segment basis between sales or product and service, but I think the effect that you saw this quarter from this particular change is going to be a fairly consistent effect going forward.

Shawn Boyd:	All right. Okay, and just in terms of the new guidance, what kind of tax rate and share count are you assuming for the full year?

Robert Seim:	We are using 4 percent tax rate, and we don’t expect significant changes in the share count going through the year.

Shawn Boyd:	Okay great. Thank you.

Operator:	All right. Thank you. Mike Bosman please state your company name followed by your question.

Mike Bosman:

Hi. I’m with Peninsula Capital. Great job on the quarter guys. Just one quick question, most of mine have been answered; have you guys seen any traction or the rubbing up against of (INAUDIBLE) new pharmacy product that they unveiled?

Randy Lipps:	We haven’t seen anything in the marketplace yet.

Mike Bosman:	Okay.

Randy Lipps:	We haven’t had any bids against them.

Mike Bosman:	Okay. Everything else has been answered. Great job on the quarter guys.

Randy Lipps:	Thank you.

Operator:	All right. Thank you Mike. We have a follow-up from Glenn Garmont. Please go ahead.

Glenn Garmont:	Yes. Last quarter, the gross margin was negatively impacted by the pharmacy central; the OEM product issue. Was there any such mix issue this time around?

Robert Seim:	There was no mix issue. There is really no change quarter-to-quarter due to mix. We always have shifts, of course, in our one product versus another, but overall, there was no margin issue due to mix.

Glenn Garmont:	Okay. Thanks Rob.

Operator:

Ladies and gentlemen, if there are any additional questions at this time, please press the * followed by the 1 now. Do remember, if you’re listening on speaker equipment, you may need or will most likely need to lift the handset prior to making that selection. Again, *1, if you have a question.

Gentlemen, there do not appear to be any further questions at this time. Please continue with any closing comments.

Robert Seim:	Well, I think concludes the call for us. Thank you for joining us and good afternoon.

Operator:

Okay. Ladies and gentlemen, this concludes today’s Omnicell 1st Quarter 2006 Financial Results Conference Call. We do thank you for your participation. If you would like to listen to a replay of today’s conference in its entirety, you may do so by dialing (303) 590-3000 or 1-800-405-2236 using the access code 11057927. Those numbers again; (303) 590-3000 or 1-800-405-2236 using the access code 11057927. Thank you for using ACT Teleconferencing. You may now disconnect. Have a very pleasant day.

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